Exhibit (a)(14)

                               SCUDDER FUND, INC.
                             ARTICLES SUPPLEMENTARY
                        TO THE ARTICLES OF INCORPORATION

         SCUDDER FUND, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to and in accordance with Section 2-105(c) of the Maryland General Corporation Law, the aggregate number of shares of capital stock that the Corporation, which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, has the authority to issue is hereby increased to thirteen billion (13,000,000,000) shares, with a par value of $0.001 per share, for an aggregate par value of thirteen million dollars ($13,000,000).

                  (a) Immediately before the increase effected by these Articles Supplementary, the total number of shares of capital stock of all classes that the Corporation had the authority to issue was eleven billion (11,000,000,000) shares with a par value of $0.001 per share, for an aggregate par value of eleven million dollars ($11,000,000).

                  (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of capital stock of all classes that the Corporation has the authority to issue is thirteen billion (13,000,000,000) shares, with a par value of $0.001 per share, for an aggregate par value of thirteen million dollars ($13,000,000).

         SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly classified one billion (1,000,000,000) shares of the capital stock of the Corporation resulting from the increase of authorized capital stock effected by these Articles Supplementary as additional shares of each of the Premium Money Market Shares class of the Scudder Money Market Series of the Corporation's capital stock and the Institutional Shares class of the Scudder Money Market Series of the Corporation's capital stock.

         Immediately before the increase effected by these Articles Supplementary, the Corporation had the authority to issue eleven billion (11,000,000,000) shares of capital stock, $0.001 par value per share, of which five billion seven hundred seventy-five million (5,775,000,000) of such shares were designated as the Scudder Money Market Series, which is further classified into eight hundred million (800,000,000) Managed Shares, two billion six hundred fifteen million (2,615,000,000) Institutional Shares, one billion one hundred eighty million (1,180,000,000) Premium Money Market Shares and one billion one hundred eighty million (1,180,000,000) Prime Reserve Money Market Shares; one billion (1,000,000,000) of such shares were designated as the Scudder Tax Free Money Market Series, which is further classified into five hundred million (500,000,000) Managed Shares and five hundred million (500,000,000) Institutional Shares; three billion (3,000,000,000) of such shares were designated as the Scudder Government Money Market Series, which is further classified into one billion five hundred million (1,500,000,000) Managed Shares and one billion five hundred

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million (1,500,000,000) Institutional Shares; twenty-five million (25,000,000)
of such shares were designated as the Managed Federal Securities Fund; and fifty million (50,000,000) of such shares were designated to each of the following: the Managed Intermediate Government Fund, the Managed Municipal Income Fund, the Managed New York Municipal Income Fund, the Managed Total Return Fund, the Managed Cash Plus Fund, the Managed Global Equity Fund, the Managed Emerging Markets Equity Fund, the Managed International Equity Fund, the Managed Global Small Company Equity Fund, the Managed Latin America Equity Fund, the Managed Japanese Equity Fund, the Managed Pacific Basin Equity Fund, the Managed Growth and Income Fund, the Managed Quality Growth Fund, the Managed Value Equity Fund, the Managed Small Company Equity Fund, the Managed Defensive Limited Volatility Bond Fund, the Managed Intermediate Limited Volatility Bond Fund, the Managed Active Value Bond Fund, the Managed Long Duration Bond Fund, the Managed Mortgage Investment Fund, the Managed Global Bond Fund, the Managed International Bond Fund and the Managed Emerging Markets Fixed Income Fund (all of such classes being collectively referred to herein as the "Fifty Million Classes").

         Immediately after the increase effected by these Articles Supplementary, the Corporation will have the authority to issue thirteen billion (13,000,000,000) shares of capital stock, $0.001 par value per share, seven billion seven hundred seventy-five million (7,775,000,000) of such shares being designated as the Scudder Money Market Series, which will be further classified into eight hundred million (800,000,000) Managed Shares, three billion six hundred fifteen million (3,615,000,000) Institutional Shares, two billion one hundred eighty million (2,180,000,000) Premium Money Market Shares and one billion one hundred eighty million (1,180,000,000) Prime Reserve Money Market Shares; one billion (1,000,000,000) of such shares being designated as the Scudder Tax Free Money Market Series, which is further classified into five hundred million (500,000,000) Managed Shares and five hundred million (500,000,000) Institutional Shares; three billion (3,000,000,000) of such shares being designated as the Scudder Government Money Market Series, which is further classified into one billion five hundred million (1,500,000,000) Managed Shares and one billion five hundred million (1,500,000,000) Institutional Shares; twenty-five million (25,000,000) of such shares being designated as the Managed Federal Securities Fund; and fifty million (50,000,000) of such shares being designated to each of the Fifty Million Classes.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

         FOURTH: The Board of Directors of the Corporation duly authorized and adopted resolutions by unanimous written consent increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying the authorized capital stock of the Corporation, as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, Scudder Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 12th day of February, 1999; and its President acknowledges that these Articles

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Supplementary are the act of Scudder Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                              SCUDDER FUND, INC.


/s/Thomas F. McDonough                           By: /s/Daniel Pierce (SEAL)
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Thomas F. McDonough, Secretary                       Daniel Pierce, President

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